UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Toll Brothers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[The following letter was sent by Toll Brothers, Inc. to Risk Metrics Group/Institutional Shareholder Services on February 27, 2008]
February 27, 2008
Via Facsimile
Valerie Ho
Risk Metrics Group/Institutional Shareholder Services
2099 Gaither Road
Rockville, MD 20850-4045
Re: Toll Brothers, Inc. Proxy Statement for 2008 Annual Meeting of Stockholders
Dear Ms. Ho:
I am writing in response to your request for additional information regarding the method Toll Brothers, Inc. (the “Company”) intends to use to establish exchange ratios for the proposed option exchange program (“Option Exchange Program”), which is more fully described under “Proposal Five — Approval of Plan Amendments to Authorize a Stock Option Exchange Program for Employees other than Executive Officers and Directors” contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders (the “Proxy Statement”).
As noted in the Proxy Statement, the Company intends for each new stock option issued under the Option Exchange Program to have a value that is equal to the value of the exchanged stock option. The Company intends to use the Black-Scholes option valuation method to determine the appropriate exchange ratios for the Option Exchange Program. The table below contains an illustration of what the exchange ratios would have been if the Option Exchange Program had been initiated on January 15, 2008, the Record Date for the Annual Meeting. The fair market value of the Company’s common stock on that date was $16.15, and options to acquire 2,849,600 shares would have been eligible for the exchange on that date.

	Option Grant Date
	12/20/2004	12/20/2005	12/20/2006	5/30/2007
Exercise Price of Option	$32.55	$35.97	$31.82	$29.84
Expiration Date of Option	12/20/2014	12/20/2015	12/20/2016	5/30/2017
Remaining Term (months)	82	94	106	111
Options Exchanged	1,319,425	715,650	794,525	20,000
Options Issued	685,400	366,761	526,187	14,740
Conversion Ratio (surrendered : issued)	1.93:1	1.95:1	1.51:1	1.36:1
The exchange ratios were calculated assuming an expected volatility ranging from 50.60% to 51.41%, a risk-free rate of return ranging from 2.55% to 3.03%, and an expected dividend yield of 0.00%. The newly issued options will have a term equal to the remaining term of the exchanged options.
The actual exchange ratios that will be used for any exchange offer under the Option Exchange Program will vary based on the fair market value of the Company’s common stock at the time of the exchange offer. The Executive Compensation Committee of the Company’s Board of Directors will determine the appropriate exchange ratios for any exchange offer under the Option Exchange Program at the time of such offer, in accordance with the guidelines described in the Proxy Statement.
Please feel free to contact me with any questions regarding the foregoing.
Sincerely,
/s/ Mark K. Kessler
Mark K. Kessler
Senior Vice President and General Counsel